                                   Exhibit B
List of Fixed-Income Funds

                         Net Assets            Advisory Fee Rate as
                         As of 6/30/96         % of Average Annual
Name of Fund             ($ Millions)          Net Assets
Oppenheimer Bond Fund            225.8  0.75% on the first $200 million
Oppenheimer High Yield                  0.72% on the next $200 million
  Fund                         1,359.8  0.69% on the next $200 million
Oppenheimer Strategic                   0.66% on the next $200 million
  Income Fund                  5,888.5  0.60% on the next $200 million
Oppenheimer Strategic                   0.50% of assets in excess of $1
Income & Growth Fund             71.0        billion



Oppenheimer Champion Income
       Fund                        479.9        0.70% on the first $250 million
                                        0.65% on the next $250 million
                                        0.60% on the next $500 million
                                        0.55% of assets in excess of $1
                                           billion


Oppenheimer Limited-Term
          Government Fund          616.1   0.50% on the first $100 million
                                        0.45% on the next $150 million
                                        0.425% on the next $250 million
                                        0.40% of net assets in excess of
                $500 million


Oppenheimer US Government
  Trust                          551.6  0.65% on the first $200 million
                                        0.60% on the next $100 million
                                        0.57% on the next $100 million
                                        0.55% on the next $400 million
                                        0.50% of net assets in excess of
               $800 million

